PROXY VOTING RESULTS
A special meeting of the Funds' shareholders was held on February 26, 2008. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.
Proposal 1: To elect the six nominees to serve on the Board of Directors of The Heartland Group, Inc.
Nominees:
         Ward D. Armstrong Affirmative: 33,357,031.521 98.167%
                           Withhold:       622,898.722 1.833
                           TOTAL:       33,979,930.243 100.000

         Michael D. Dunham Affirmative: 33,392,520.071 98.271%
                           Withhold:       587,410.172 1.729
                           TOTAL:       33,979,930.243 100.000

         Kenneth A. Kavajecz Affirmative: 33,343,025.326 98.126%
                             Withhold:       636,904.917 1.874
                             TOTAL:       33,979,930.243 100.000

         Dale J. Kent Affirmative: 33,393,164.956 98.273%
                      Withhold:       586,765.287 1.727

                      TOTAL:       33,979,930.243 100.000

         William J. Nasgovitz Affirmative: 33,334,593.819 98.101%
                              Withhold:       645,336.424 1.899
                              TOTAL:       33,979,930.243 100.000

         Robert A. Rudell Affirmative: 33,383,863.556 98.246%
                          Withhold:       596,066.687 1.754
                          TOTAL:       33,979,930.243 100.000